CONSENT TO SUBLEASE AGREEMENT
THIS CONSENT TO SUBLEASE AGREEMENT (this "Agreement") is made as of March 28, 2016, by and among HCP BTC, LLC, a Delaware limited liability company ("Landlord"), AMGEN INC., a Delaware corporation ("Tenant"), and PROTHENA BIOSCIENCES INC, a Delaware corporation ("Subtenant").
R E C I T A L S
A.Reference is hereby made to that certain Build-to-Suit Lease dated December 20, 2001, between Landlord, formerly known as Slough BTC, LLC, and Tenant, as successor in interest to Tularik Inc. (the "Original Lease"), as amended by that certain First Amendment to Build-to-Suit Lease dated January 22, 2003 (the "First Amendment"), that certain Second Amendment to Build-to-Suit Lease dated March 26, 2004 (the "Second Amendment"), that certain Third Amendment to Build-to-Suit Lease dated August 12, 2004 (the "Third Amendment"), that certain Fourth Amendment to Build-to-Suit Lease and First Amendment to Workletter dated June 19, 2006 (the "Fourth Amendment"), that certain Fifth Amendment to Build-to-Suit Lease and Second Amendment to Workletter dated June 19, 2006 (the "Fifth Amendment"), that certain Sixth Amendment to Build-to-Suit Lease and Third Amendment to Workletter dated November 21, 2006 (the "Sixth Amendment"), and that certain Seventh Amendment to Build-to-Suit Lease and Fourth Amendment to Workletter dated February 21, 2008 (the "Seventh Amendment", and together with the Original Lease, the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment, collectively, the "Lease"), for seven (7) buildings in the Oyster Point center located in South San Francisco, California (the "Premises"), including the building located at 331 Oyster Point Boulevard, consisting of 128,751 rentable square feet (the "Building").
B.Pursuant to the terms of Article 15 of the Original Lease, Tenant has requested Landlord's consent to that certain Sublease dated March 22, 2016, between Tenant and Subtenant (the "Sublease"), with respect to a subletting by Subtenant of the entire Building, as more particularly described in the Sublease (the "Sublet Premises"). A copy of the Sublease is attached hereto as Exhibit A. Landlord is willing to consent to the Sublease on the terms and conditions contained herein.
C.All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.
A G R E E M E N T
1.Landlord's Consent. Landlord hereby consents to the Sublease; provided, however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. The Sublease is subject and subordinate to the Lease. Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease. Subtenant acknowledges for the benefit of Landlord that Landlord has made no representation or warranty to Subtenant as to the compliance of the Sublet Premises with any law, statute, ordinance, rule or regulation nor is Landlord obligated to provide, or pay for, any work or improvements relating to Subtenant's occupancy of the Sublet Premises except

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as specifically set forth in the Lease (as between Landlord and Tenant) or in the Subtenant Workletter (the "Workletter"), attached hereto as Exhibit B; provided that (i) the foregoing shall not modify Landlord's ongoing repair and maintenance obligations set forth in the Lease; (ii) Tenant and Subtenant acknowledge and agree that, as set forth in the Lease, including Section 13.4 of the Original Lease, as between Landlord and Tenant, Tenant shall be responsible to make all alterations or additions to the Property required by any and all Requirements (as defined in the Lease) because of Tenant's (including Subtenant's) construction of improvements (provided, that, nothing herein is waiving any rights Tenant may have with respect to latent defects, as referenced in Section 5.2 of the Original Lease); and (iii) Subtenant and Tenant acknowledge and agree that, as between Tenant and Subtenant, nothing herein shall modify or change the allocation of responsibility and costs set forth in the Sublease with respect to any such alterations or additions to the Property required by applicable Requirements. Tenant and Subtenant hereby represent and warrant to Landlord that the copy of the Sublease attached hereto is a full, complete and accurate copy of the Sublease, and that there are no other documents or instruments relating to the use of the Sublet Premises by Subtenant other than the Sublease. To the extent any terms or provisions of the Lease or the Sublease are inconsistent with the terms of this Agreement, the terms of this Agreement control.
2.Reimbursement of Landlord. Within thirty (30) days after invoice, Tenant shall reimburse Landlord all of Landlord's reasonable costs and expenses incurred in connection with its review and consent of the Sublease and preparation and negotiation of this Agreement.
3.Non-Release of Tenant; Further Transfers. Neither the Sublease nor this consent thereto shall release or discharge Tenant from any liability, whether past, present or future, under the Lease or alter the primary liability of the Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Sublet Premises during the Term of the Sublease). Neither the Sublease nor this consent thereto shall be construed as a waiver of Landlord's right to consent to any further subletting either by Tenant or by Subtenant, or to any assignment by Tenant of the Lease or assignment by Subtenant of the Sublease, or as a consent to any portion of the Sublet Premises being used or occupied by any other party. Without limiting the generality of the foregoing, nothing herein shall modify or amend Landlord's or Tenant's respective rights and obligations under the Lease with respect to any future assignments or subleases. Notwithstanding the preceding portion of this Section 3 or any provision to the contrary set forth in the Lease or the Sublease, Landlord's consent shall not be required in connection with any assignment or subleasing of Subtenant's interest in the Sublease that would constitute a "Permitted Transfer" pursuant to the terms of Section 15.1 of the Original Lease, if all references in Section 15.1 were deemed to refer to "Subtenant" instead of "Tenant" and to the "Sublease" instead of the "Lease". The foregoing shall not release Subtenant of any of Subtenant's obligations with respect to any transfer as set forth in Section 9.16 of the Sublease.
4.Relationship With Landlord. Tenant hereby assigns and transfers to Landlord Tenant's interest in the Sublease and all rentals and income arising therefrom, subject to the terms of this Section 4. Landlord, by consenting to the Sublease agrees that until an event of default beyond all applicable notice and cure periods shall occur in the performance of Tenant's obligations under the Lease, Tenant may receive, collect and enjoy the full benefits of such interest in the Sublease, including, without limitation, the rents and income arising therefrom. In the event Tenant shall be in default in the performance of its obligations to Landlord under Section 18.1 of the Original Lease (as amended)

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beyond all applicable notice and cure periods, Landlord may, at its option by notice to Tenant, elect to receive and collect, directly from Subtenant, all rent and any other sums owing and to be owed under the Sublease, as further set forth in Section 4.1, below. In the event that the Lease shall be terminated, Landlord may, at its option by notice to Tenant, either (i) terminate the Sublease, or (ii) elect to succeed to Tenant's interest in the Sublease and cause Subtenant to attorn to Landlord, as further set forth in Section 4.2, below.
4.1    Landlord's Election to Receive Rents. Landlord shall not, by reason of the Sublease, or by reason of the collection of rents or any other sums from Subtenant pursuant to Section 4 above, be deemed liable to Subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that an event of default exists in the performance of Tenant's obligations under the Lease beyond all applicable notice and cure periods, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have, and hereby waives, any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. Landlord shall credit Tenant with any rent or other sums received by Landlord under such assignment but the acceptance of any payment on account of rent from Subtenant as the result of any such default shall in no manner whatsoever be deemed an attornment by the Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease, or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any other payment of rent from Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.
4.2    Landlord's Election of Tenant's Attornment. In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 4 above, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the termination by Landlord of the Lease, but Landlord shall not (i) be liable for any prepayment of more than one month's rent or any security deposit paid by Subtenant unless such prepayment or security deposit has been actually received by Landlord, (ii) be liable for any previous act or omission of Tenant under the Lease or for any other defaults of Tenant under the Sublease, except for any default of a continuing nature that continues after the date Landlord undertakes the obligations of Tenant under the Sublease, (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Tenant, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.
4.3    Operational Matters. Notwithstanding Landlord's consent to the Sublease as set forth herein, Landlord shall not be obligated to accept from Subtenant any payments of the Minimum Rental, additional rent, and Tenant's Operating Cost Share due under the Lease, all of which shall be paid by Tenant as set forth in the Lease. Requests for services as provided under the Lease, including without limitation, repair and maintenance services of the Common Areas of the Center and structural portions of the roofs and Buildings, parking services, or any other services or obligations

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to be performed by Landlord under the terms of the Lease, may be made directly by Subtenant to Landlord with a copy of such request to be provided to Tenant. So long as a copy of any such request is also provided to Tenant, Landlord hereby agrees to respond to any such direct request of Subtenant. The right of Subtenant to request services directly from Landlord is granted for convenience only.
4.4    No Waiver. The acceptance of any amounts by Landlord from Subtenant or any other party shall not be deemed a waiver by Landlord of the obligation of Tenant to pay any or all amount due and owing under the Lease. Landlord shall credit Tenant with such amounts received by Landlord, but the acceptance of any payment from Subtenant or any other party shall in no manner whatsoever be deemed an attornment by Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease, or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. The performance of any obligation required by Tenant under the Lease by Subtenant or any other party shall not be deemed a waiver by Landlord of the duty of Tenant to perform any other obligation as to which performance is or becomes due under the Lease.
4.5    Acts of Subtenant. Any act or omission by Subtenant, or by any other person or entity for whose acts or omissions Tenant is liable or responsible under the terms of the Lease, that violates any of the provisions of the Lease, shall be deemed a violation of the Lease by Tenant, subject to any applicable notice and cure provisions contained in the Lease.
4.6    Indemnification. Subtenant shall indemnify, defend and hold Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for bodily injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, but not limited to, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Sublet Premises by Subtenant or any invitees, sublessees, licensees, assignees, agents, employees or contractors of Subtenant or holding under Subtenant (including, but not limited to, any such matters arising out of or in connection with any early entry upon the Sublet Premises by Subtenant pursuant to the terms of the Sublease) from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors shall not be liable for, and Subtenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Sublet Premises, or for injuries to Subtenant, its agents or third persons in or upon the Sublet Premises, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Subtenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Sublet Premises. Tenant confirms that Subtenant's indemnity above is in addition to (and does not replace, modify, or negate) Tenant's indemnification obligations under the Lease, including, without limitation, Tenant's indemnification of Landlord set forth in Section 14.6(a) of the Original Lease. The provisions of this Section 4.6 shall survive the expiration or sooner termination of the Sublease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
4.7    Insurance. Prior to Subtenant's occupancy of the Sublet Premises, Subtenant shall provide Landlord with certificates of all of the insurance required to be carried by Subtenant by the terms of the Sublease, which shall show Landlord as being an additional insured thereunder. The

750262.06/WLA 372423-00016/4-6-16/ctl/kmo	-4-	HCP BTC, LLC[Consent to Sublease]

waiver of subrogation contained in Section 14.4 of the Lease shall apply as between Landlord and Subtenant.
4.8    No Consent to Alterations or Particular Use. Notwithstanding anything contained in the Sublease to the contrary, Landlord's consent to the Sublease as contained in this Agreement shall not be deemed to be a consent to (i) any alteration or work of improvement that Tenant or Subtenant may desire or intend in the Sublet Premises, except as set forth in the Workletter and this Section 4.8, (ii) any use of hazardous, radioactive or toxic materials in or about the Sublet Premises, except as expressly permitted in the Lease, including without limitation pursuant to Sections 13.1 and 13.6 of the Lease, or (iii) any signage proposed to be installed for the benefit of Subtenant, except as set forth in Section 4.10 below. Notwithstanding the foregoing, Subtenant shall not be required to obtain Landlord's consent for interior alterations costing less than One Hundred Thousand Dollars ($100,000.00) for any single project (i.e., any single item of alterations or set of related alterations in the Sublet Premises). Regardless of whether Landlord's consent would otherwise be required under the Sublease or this Agreement, Subtenant shall provide Landlord with prior written notice of any proposed alterations, additions or improvements having a cumulative estimated cost of more than Four Hundred Thousand Dollars ($400,000.00) in any twelve (12) month period. Notwithstanding any other provisions of this Section 4.8, under no circumstances shall Subtenant make any structural alterations or improvements, or any substantial changes to the roof or substantial equipment installations on the roof, or any substantial changes or alterations to building systems, without Landlord's prior written consent.
4.9    Existing Improvements. Notwithstanding anything to the contrary set forth in the Lease, Landlord confirms and agrees that Landlord shall not require the removal or restoration of any of the Tenant Improvements (as defined in the Lease) or any other alterations, additions, or improvements existing in the Sublet Premises as of the date hereof. Upon expiration or earlier termination of the Lease, all such existing improvements (including the Tenant Improvements), alterations and additions shall be surrendered to Landlord in the condition required for such surrender set forth in the Lease.
4.10    Signage. Pursuant to Section 11.5 of the Original Lease (x) Tenant has the right to display its corporate name, logo and/or insignia with lighted signage on the exterior of the Building and in front of the entrance to the Building, subject to (a) Landlord's prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld, conditioned or delayed), (b) the sign criteria established for the Center (as defined in the Lease) from time to time and (c) all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Property, and (y) in the event Landlord installs at the Project (as defined in the Lease) any monument sign(s) on which identification signage for any individual tenants is included, Tenant shall be entitled to have identification signage on such monument sign(s) on a basis comparable to that made available to any other tenants ("Tenant's Signage Rights"). Pursuant to the Sublease, Tenant grants to Subtenant signage rights ("Subtenant's Signage Rights") that are substantially the same as Tenant's Signage Rights applicable to the Sublet Premises. Landlord agrees that Subtenant may exercise Subtenant's Signage Rights to the same extent as Tenant is permitted to exercise Tenant's Signage Rights applicable to the Sublet Premises so that during the Sublease Term, Tenant's Signage Rights shall apply to Subtenant as if the word "Subtenant" replaced the references to Tenant in Section 11.5 of the Original

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Lease. Subtenant shall immediately repair any damage caused by installation and removal of signs under this Section 4.10 from time to time.
5.General Provisions.
5.1    Consideration for Sublease. Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Tenant with regard to the Sublet Premises other than as disclosed in the Sublease. Landlord acknowledges that the consideration payable by Subtenant under the Sublease is less than the amount payable by Tenant for the Sublet Premises under the Lease and, accordingly, no transfer premium is payable in connection with the Sublease.
5.2    Brokerage Commission. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant and Subtenant agree to protect, defend indemnify and hold Landlord harmless from and against the same and from any cost or expense (including, but not limited to, reasonable attorney's fees) incurred by Landlord in resisting any claim for any such brokerage commission.
5.3    Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.
5.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and permitted assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.
5.5    Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.
5.6    Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
5.7    Attorneys' Fees. If any party or parties commence litigation against any other party or parties for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party or parties shall be entitled to recover from the other party or parties such costs and reasonable attorneys' fees as may have been incurred.
5.8    Notices. All notices, consents, waivers and other communications shall be delivered in accordance with Article 21 of the Original Lease to the parties at their respective addresses as set forth below (or such other notice addresses provided by any party to the other parties in accordance with the terms hereof. Further, in addition to the notice methods set forth in the Lease,

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the parties may send notice by electronic mail with a hard copy to follow by one of the methods set forth in the Lease. Any notice sent by email shall be deemed delivered on the date that such email was sent, unless there is an automatic reply indicating that the recipient is out of the office or that the email was not delivered (in which event, delivery shall be determined based on delivery of the hard copy pursuant to one of the methods set forth in the Lease).

To Landlord:	HCP, Inc. 1920 Main Street, Suite 1200 Irvine, CA 92614 Attention: Legal Department
Email: aplayle@hcpi.com
with a copy to
HCP Life Science Estates
950 Tower Lane, Suite 1650
Foster City, CA 94404
Attention: Jonathan M. Bergschneider
Email: jbergschneider@hcpi.com
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
Email: tnatsis@allenmatkins.com

To Tenant:	Amgen Inc.
One Amgen Center Drive
Mail Stop: 28-1-A
Thousand Oaks, CA 91320-1799
Attention: Corporate Real Estate
Email: chbarry@amgen.com; and
    jthaker@amgen.com

with a copy to

Amgen Inc.
One Amgen Center Drive
Mail Stop: 35-2-A
Thousand Oaks, CA 91320-1799
Attention: Operations Law Group
Email: gmintz@amgen.com

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To Subtenant:	Prothena Biosciences Inc. 650 Gateway Boulevard South San Francisco, CA 94080 Attention: Chief Financial Officer Email: tran.nguyen@prothena.com with a copy to:

Prothena Biosciences Inc.
650 Gateway Boulevard
South San Francisco, CA 94080
Attention: Chief Legal Officer
Email: bill.homan@prothena.com

5.9    SEC Filings. In the event either Tenant or Subtenant or any of its affiliates (such party, a "Filing Party") is required to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to the Sublease, this Agreement, or the Workletter under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, any other applicable securities law or the rules of any national securities exchange, the Filing Party shall be entitled to file an unredacted copy of the Original Lease, the Sublease, this Agreement, and the Workletter, and a copy of the Fifth Amendment with those redactions of the Fifth Amendment reflected in the version attached to Exhibit A of the Sublease.

[Remainder of page left intentionally blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the day and year first above written.
"Landlord"

HCP BTC, LLC, a Delaware limited liability company
By: HCP Estates USA Inc., a Delaware corporation By: /s/ Jonathan M. Bergschneider Jonathan M. Bergschneider Executive Vice President

"Tenant"

AMGEN INC.,
a Delaware corporation
By: /s/ David Meline
Name: David Meline

Title: Executive Vice President and
Chief Financial Officer

"Subtenant"

PROTHENA BIOSCIENCES INC,
a Delaware corporation

By: /s/ Tran Nguyen
Name: Tran Nguyen
Title: CFO
By: /s/ A. W. Homan
Name: A. W. Homan
Title: CLO & Secretary

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EXHIBIT A
THE SUBLEASE
[See attached.]

750262.06/WLA 372423-00016/4-6-16/ctl/kmo	A - 1	HCP BTC, LLC[Consent to Sublease]

EXHIBIT B
SUBTENANT WORKLETTER

[To be inserted]

750262.06/WLA 372423-00016/4-6-16/ctl/kmo	B - 1	HCP BTC, LLC[Consent to Sublease]

WORKLETTER
This Workletter ("Workletter") is attached to and made part of that certain Consent to Sublease Agreement dated March 28, 2016 (the "Consent"), by and among HCP BTC, LLC, a Delaware limited liability company ("Landlord"), Amgen Inc., a Delaware corporation ("Tenant") and Prothena Biosciences Inc, a Delaware corporation ("Subtenant"), with reference to that certain Build-to-Suit Lease dated as of December 20, 2001 (the "Original Lease" and, as amended to date, the "Lease"), by and between Landlord (formerly known as Slough BTC, LLC) and Tenant (as successor in interest to Tularik Inc.) and that certain Sublease dated March 22, 2016 (the "Sublease"), by and between Tenant and Subtenant. The terms of this Workletter are incorporated in the Consent for all purposes. In the event of any conflict between the terms of the Lease (including Exhibit C attached to the Original Lease) or the Consent and this Workletter, this Workletter shall control (i) with respect to the Lease, for purposes of the Subtenant Improvements and Subtenant's Work (as such terms are defined below) only, and (ii) with respect to the Consent, for all purposes.
1.Defined Terms. As used in this Workletter, the following capitalized terms have the following meanings:
(a)    Architect. Any architect selected by Subtenant with the written approval of Landlord and Tenant (which shall not be unreasonably withheld, conditioned or delayed) with respect to the Subtenant Improvements which Subtenant is to design pursuant to this Workletter. Landlord and Tenant hereby agree that DG Architects, Inc dba DGA is an architect reasonably acceptable to Landlord and Tenant and shall be deemed an approved architect pursuant to this Paragraph 1(a).
(b)    Building. The building located at 331 Oyster Point Boulevard, South San Francisco, California.
(c)    Business Days. Monday through Friday of each week in the calendar year, excluding nationally recognized holidays and any days during Tenant's Observed U.S. Winter and Summer Shutdowns.
(d)    Calendar Days. All the days of the calendar year, including weekends and holidays, provided that, for purposes of this Workletter, Calendar Days shall not include any days during Tenant's Observed U.S. Winter and Summer Shutdowns.
(e)    General Contractor. Any general contractor selected by Subtenant with the prior written approval of Landlord and Tenant (which shall not be unreasonably withheld, conditioned or delayed) with respect to Subtenant's Work. Landlord and Tenant hereby agree that App Landmark Builders is a general contractor reasonably acceptable to Landlord and Tenant and shall be deemed an approved general contractor pursuant to this Paragraph 1(e).
(f)    Improvements. The construction of Subtenant Improvements and other improvements shown on the Approved Plans from time to time and to be constructed in the Building pursuant to this Workletter.

(g)    Sublet Premises. The premises subleased by Subtenant pursuant to the Sublease, as more particularly described in the Sublease.
(h)    Subtenant Improvements. The improvements within the Building, shown on the Approved Plans from time to time and to be constructed by Subtenant pursuant to the Sublease, Consent and this Workletter, including (but not limited to) the improvements described in Schedule 1 attached to this Workletter.
(i)    Subtenant's Work. All of the Subtenant Improvements as Subtenant deems necessary or appropriate for Subtenant's use and occupancy of the Building pursuant to the Sublease.
(j)    Tenant's Observed U.S. Winter and Summer Shutdowns. The observed dates during which Tenant shuts down its business operations in late December through early January and on and around the 4th of July. Tenant confirms that Tenant's Observed U.S. Winter and Summer Shutdowns are currently scheduled through January 2019, as follows:

◦	July 2, 2016 through July 10, 2016

◦	December 23, 2016 through January 2, 2017

◦	July 1, 2017 through July 9, 2017

◦	December 22, 2017 through January 2, 2018

◦	June 30, 2018 through July 8, 2018

◦	December 22, 2018 through January 1, 2019
Upon request after they are scheduled, Tenant shall confirm the dates of Tenant's Observed U.S. Winter Summer Shutdowns for later dates.
(k)    Unavoidable Delays. Delays due to acts of God, action or inaction of public agencies, labor disputes, strikes, fires, freight embargoes, rainy, stormy or other inclement weather (but only to the extent such weather prevents the affected party from conducting any substantial element of its construction work for a period of at least one full Business Day), inability to obtain supplies, materials, fuels or permits, delays of contractors or subcontractors, utility curtailments, or other causes or contingencies beyond the reasonable control of Tenant or Subtenant, as applicable.
(l)    Cost of Improvements. The sum of the following (unless otherwise agreed in writing by the relevant parties with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees, taxes, levies and charges (other than penalties) paid or incurred to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component

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(including, but not limited to, the Architect for such item or component and an electrical engineer, mechanical engineer and civil engineer); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) costs incurred for the management and administration of the construction of the Subtenant Improvements, including, without limitation, wages, labor burden, and expediting, procurement and administrative expenses; and (viii) all other "hard" costs incurred in the construction of such item or component in accordance with the applicable Approved Plans and this Workletter.
(m)    Capitalized terms not otherwise defined in this Workletter shall have the definitions set forth in the Sublease (or the Lease, as incorporated therein).
2.    Approved Plans. Landlord, Tenant and Subtenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Subtenant Improvements.
(a)    Approved Plans and Working Drawings for Subtenant's Work. Subtenant shall promptly and diligently cause to be prepared and delivered to Tenant, for approval, a space plan and detailed plans and specifications for the Subtenant Improvements constituting Subtenant's Work (the "Subtenant Plans"). Tenant shall approve or disapprove of the Subtenant Plans, within ten (10) Calendar Days of receipt thereof from Subtenant, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that should Tenant fail to provide its written approval or disapproval of the Subtenant Plans within ten (10) Calendar Days following Subtenant's delivery thereof, then Subtenant shall, on or after such tenth (10th) Calendar Day, send Tenant a second written request for approval, and if Tenant shall fail to provide its written approval or disapproval of the Subtenant Plans within two (2) Business Days following Subtenant's second request, then Tenant shall be deemed to have approved the Subtenant Plans. Upon Tenant's approval or deemed approval, Tenant shall submit the Subtenant Plans to Landlord for approval. Landlord shall approve or disapprove of the Subtenant Plans within ten (10) Calendar Days of receipt by Landlord of confirmation of Tenant's approval or deemed approval of such version of the Subtenant Plans. If either Landlord or Tenant disapproves the Subtenant Plans, such notice of disapproval shall include specific comments setting forth the basis for such disapproval. Following approval of the Subtenant Plans by both Landlord and Tenant (the Subtenant Plans as so approved, the "Approved Plans"), Subtenant shall then cause to be prepared and delivered to Tenant, for approval, final working drawings and specifications for the Subtenant Improvements constituting Subtenant's Work, including any applicable life safety, mechanical and electrical working drawings and final architectural drawings (collectively, the "Final Working Drawings"). The Final Working Drawings shall substantially conform to the Approved Plans. Tenant shall approve or disapprove of the Final Working Drawings within ten (10) Calendar Days of receipt thereof from Subtenant, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that should Tenant fail to provide its written approval or disapproval of the Final Working Drawings within ten (10) Calendar Days following Subtenant's delivery thereof, then Subtenant shall, on or after such tenth (10th) Calendar Day, send Tenant a second written request for approval, and if Tenant shall fail to provide its written approval or disapproval of the Final Working Drawings within two (2) Business Days following Subtenant's second request, then Tenant shall be deemed to have approved the Final

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-3-	HCP BTC, LLC[Workletter]

Working Drawings. Upon Tenant's approval or deemed approval, Tenant shall submit the Final Working Drawings to Landlord for approval. Landlord shall approve or disapprove of the Final Working Drawings within ten (10) Calendar Days of receipt by Landlord of confirmation of Tenant's approval or deemed approval of such version of the Final Working Drawings. Landlord and Tenant shall not unreasonably withhold their respective approval of the Final Working Drawings; provided, however, that Subtenant hereby agrees that it shall be deemed reasonable for Landlord or Tenant to withhold approval of the Final Working Drawings if a "Design Problem" exists or if the Final Working Drawings are not a logical extension of the Approved Plans. A "Design Problem" shall mean and refer to any design criteria which would (a) have an adverse effect on the Building Shell or Improvements; (b) be in non-compliance with any applicable law; (c) can be seen from the exterior of the Sublet Premises; (d) cause material interference with other tenants of the Project; or (e) adversely affect the certificate of occupancy issued for the Project. Upon approval of the Final Working Drawings by both Landlord and Tenant, the Final Working Drawings shall be deemed to be incorporated in and considered part of the Approved Plans, superseding (to the extent of any inconsistencies) any inconsistent features of the previously existing Approved Plans.
(b)    Landlord Approval Rights; Subtenant Security System. Without limiting the breadth of the approval rights otherwise reserved to Landlord as set forth above, Landlord reserves the right, in reviewing Subtenant's proposed drawings and specifications pursuant to the terms of this Workletter, to require specific modifications to the proposed Subtenant Improvements, at no additional cost to Subtenant, in order to maintain or enhance flexibility with respect to other potential future uses of the Building ("Landlord's Required Changes"). Landlord has reviewed certain preliminary drawings dated January 7, 2016 (the "Preliminary Plans") for the sole purpose of identifying any Landlord's Required Changes. Landlord hereby notifies Subtenant that (i) the Subtenant Improvements shown in the Preliminary Plans do not require any Landlord's Required Changes, and (ii) to the extent the Subtenant Plans or Final Working Drawings contain Subtenant Improvements that are not a logical extension of, or are not otherwise clearly indicated in, the Preliminary Plans ("Newly Indicated SIs"), concurrently with Landlord's approval of the Subtenant Plans and Final Working Drawings, as applicable, Landlord shall notify Tenant whether any of the Newly Indicated SIs will require any Landlord's Required Changes. For the avoidance of doubt, Landlord has reviewed the Preliminary Plans solely for the purpose of identifying any Landlord's Required Changes, and reserves all rights to review and approve the Subtenant Plans and Final Working Drawings pursuant to the provisions of this Workletter. Landlord's and Tenant's review of the Subtenant Plans, the Approved Plans, and the Final Working Drawings (collectively, the "Construction Documents") as set forth in this Section 2, shall be for each of their respective sole purposes and shall not imply Landlord's or Tenant's review of the same, or obligate Landlord or Tenant to review the same, for quality, design, governmental or code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or Tenant, or their respective space planners, architects, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Subtenant by Landlord or Tenant or their respective space planners, architects, engineers, and consultants, neither Landlord nor Tenant shall have any liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents. In addition, Subtenant's waiver and indemnity set forth in Section 4.6 of the Consent shall specifically apply to the Construction Documents; provided, however, such waiver and indemnities shall not apply to any liability of

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-4-	HCP BTC, LLC[Workletter]

Landlord, or damage suffered by Landlord, resulting from the design of any of Landlord's Required Changes. Subtenant shall have the right to provide, install and maintain, at its sole cost and expense, a security system (including, without limitation, automatic door latches, card-key systems, etc.) ("Subtenant's Security System") in the Building. Subtenant shall provide Landlord, Landlord's property manager, and Tenant with copies of any card-keys or other required access devices in order to facilitate emergency entry by Landlord, Tenant or their respective agents during the term of the Sublease, subject to the provisions of Section 16.1 of the Original Lease, and Section 9.17 of the Sublease (as applicable).
(c)    Changes. If Subtenant at any time desires to make any changes, alterations or additions to the Approved Plans, such changes, alterations or additions shall be subject to approval by Landlord and Tenant in the same manner as the original Approved Plans as provided above. Landlord shall bear all costs and expenses that Subtenant may incur in connection with any Landlord's Required Changes, and such amounts shall not be applied against any Allowance. Landlord shall reimburse Subtenant for such costs and expenses, including any cost of Improvements, within thirty (30) days after Landlord receives Subtenant's invoice therefore.
(d)    Representatives and Responsibilities.
(i)    Landlord's Representative. Tenant shall coordinate with Project Management Advisors, Inc. ("Landlord's Representative") (who shall have full authority and responsibility to act on behalf of Landlord pursuant to this Workletter) with regard to all approval and other rights of Landlord hereunder and any logistical or coordination matters arising in connection with the Subtenant Improvements or this Workletter. Landlord and Landlord's Representative will interact with Subtenant directly as and to the extent expressly set forth in this Workletter, but otherwise requests that all interaction and coordination with Landlord and the Landlord's Representative occur through the Tenant or Tenant's Representative. Landlord agrees to, and to cause Landlord's Representative to agree to, respond to any approval requests by Tenant (or Subtenant, when applicable) within the timeframes set forth herein. Neither Tenant nor Subtenant shall be obligated to pay Landlord in connection with Landlord's review and supervision of the Subtenant's Work or otherwise in connection with Landlord's performance of the above obligations.
(ii)    Tenant's Representative. Tenant has designated Charles Barry ("Tenant's Representative") as its sole representative with respect to the matters set forth in this Workletter, who, until further notice to both Landlord and Subtenant, shall have full authority and responsibility to act on behalf of the Tenant as required in this Workletter. In addition, Tenant plans to hire Landlord's Representative, Project Management Advisors, Inc., to advise and consult with Tenant with regard to all matters covered by this Workletter and to simplify the approval of plans and coordination of Subtenant's Work. Tenant expressly acknowledges and agrees that, as between Tenant and Landlord, Tenant remains fully liable for any Improvements installed in the Sublet Premises (by Subtenant or otherwise) and Tenant's obligations under the Lease with respect thereto remain in full force and effect, except as expressly modified by this Workletter or the Consent. Tenant and/or Tenant's Representative agree to use commercially reasonable efforts to respond to any approval requests by Subtenant within the timeframes set forth herein. Subtenant shall not be

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-5-	HCP BTC, LLC[Workletter]

obligated to pay Tenant in connection with Tenant's performance of its obligations hereunder, including Tenant's review of the Subtenant's Work.
(iii)    Subtenant's Representative. Subtenant has designated Kevin J. Hickey as its sole representative with respect to the matters set forth in this Workletter, who, until further notice to Landlord and Tenant, shall have full authority and responsibility to act on behalf of the Subtenant as required in this Workletter.
(iv)    Notices. Notwithstanding the foregoing or anything to the contrary herein, requests for consent or approvals hereunder must be sent in accordance with the notice provisions set forth in the Consent to commence the time periods for review and response set forth herein (provided that Tenant hereby notifies Landlord and Subtenant that Tenant no longer maintains a fax number that can be used for notice purposes and notices sent to Tenant by fax will not constitute notice to Tenant). Without limiting the generality of the foregoing, it is expressly understood that, while representatives identified herein are authorized to provide approvals from the party they are representing, requests for approvals or other notices sent solely to a party's representative (without also sending such requests or notices in compliance with the notice provisions of the Consent) shall not constitute notice under this Workletter or commence the applicable time period for completing such party's review.
3.    [Intentionally Omitted]
4.    Payment of Costs; Allowances. The cost of construction of Subtenant's Work shall be borne by Subtenant at its sole cost and expense, including any costs or cost increases incurred as a result of Unavoidable Delays, governmental requirements or unanticipated conditions. Notwithstanding the foregoing, it is acknowledged that (a) Tenant is providing Subtenant an allowance (the "Subtenant Improvement Allowance") to apply towards Subtenant's costs to construct the Subtenant Improvements, as more particularly set forth in the Sublease (which shall govern the disbursement of the Subtenant Improvement Allowance for all purposes); and (b) Tenant has agreed to provide to Subtenant the benefit of, and shall be responsible to disburse to Subtenant pursuant to the terms of the Sublease and this Workletter, the remaining portion of the allowance funds available to Tenant under the Lease with respect to the Sublet Premises (the "Master Lease Allowance") on the terms set forth in Section 7 below.
5.    Subtenant's Work. Subtenant shall construct and install in the Building the Subtenant's Work, substantially in accordance with the Approved Plans or, with respect to Subtenant's Work not otherwise shown on the Approved Plans, substantially in accordance with plans and specifications prepared by Subtenant and approved in writing by both Landlord and Tenant (which approval shall not be unreasonably withheld, conditioned or delayed). Subtenant's Work shall be performed in accordance with, and shall in all respects be subject to, the terms and conditions of the Lease other than the terms of Exhibit C thereto (to the extent not inconsistent with this Workletter), and shall also be subject to the following conditions:
(a)    Contractor Requirements. The contractor engaged by Subtenant for Subtenant's Work, and any subcontractors, shall be duly licensed in California and shall be subject to Tenant's and Landlord's prior written approval, which approval shall not be unreasonably withheld,

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-6-	HCP BTC, LLC[Workletter]

conditioned or delayed. Subtenant shall engage only union contractors for the construction of Subtenant's Work and for the installation of Subtenant's fixtures and equipment in the Building, and shall require all such contractors engaged by Subtenant, and all of their subcontractors, to use only union labor on or in connection with such work, except to the extent Landlord determines, in its reasonable discretion, that the use of non-union labor would not create a material risk of labor disputes, picketing or work interruptions at the Property, in which event Landlord shall, to that extent, waive such union labor requirement. Landlord hereby waives the union labor requirement for Subtenant's contractors, App Landmark Builders, Howell Electric, and InsideSource, and for all subcontractors of such contractors, subject to Subtenant's compliance with any reasonable rules and regulations that Landlord may implement to minimize disruption as a result thereof, including, without limitation, requirements that non-union contractors and subcontractors use a different gate or access point to the Sublet Premises than union members.
(b)    Costs and Expenses of Subtenant's Work. Without limiting (i) Tenant's obligation to fund the Subtenant Improvement Allowance and to disburse the Master Lease Allowance in accordance with the terms and conditions set forth in the Sublease and this Workletter, as applicable, or (ii) Landlord's obligation to fund to Tenant the Master Lease Allowance in accordance with the terms and conditions of the Lease, as modified by Section 7 below, Subtenant shall timely pay all costs and expenses arising out of the performance of Subtenant's Work (including the costs of permits) and shall furnish Tenant and Landlord with evidence of payment on request. Subtenant shall provide Landlord and Tenant with seven (7) Calendar Days' prior written notice before commencing any Subtenant's Work. On completion of Subtenant's Work, Subtenant shall deliver to each of Landlord and Tenant a release and unconditional lien waiver executed by (a) each contractor and subcontractor that performed any of Subtenant's Work, and (b) any materialman that has lien rights with respect to Subtenant's Work. If any lien is filed against the Property or any portion thereof or against Subtenant's leasehold interest as a result of the construction of any Subtenant Improvements or other actions taken by Subtenant or its agents, employees or contractor, Subtenant shall obtain, within ten (10) Calendar Days after Subtenant is notified of the filing, the release or discharge of that lien. If Subtenant fails to do so, Landlord and Tenant shall each have the right (but not the obligation) to obtain the release or discharge of the lien and Subtenant shall, within fifteen (15) Calendar Days after written demand by Landlord or Tenant (as applicable, and accompanied by reasonable documentation of the items claimed), reimburse Landlord or Tenant for all costs, including (but not limited to) reasonable attorneys' fees, incurred by Landlord or Tenant (as the case may be) in obtaining the release or discharge of such lien, together with interest from the date of demand at the interest rate set forth in Section 3.2 of the Original Lease.
(c)    Indemnification. Subtenant shall indemnify, defend (with counsel satisfactory to Landlord or Tenant, as applicable) and hold Landlord and Tenant and their respective agents and employees harmless from all suits, claims, actions, losses, costs and expenses (including, but not limited to, claims for workers' compensation, attorneys' fees and costs) based on personal injury or property damage or contract claims (including, but not limited to, claims for breach of warranty) arising from the performance of Subtenant's Work, other than those resulting from the negligence or willful misconduct or omission by Landlord or Tenant or any of their agents, employees or contractors. Subtenant shall repair or replace (or, at the election of the party incurring the expense, reimburse Landlord or Tenant for the cost of repairing or replacing) any portion of the Building

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-7-	HCP BTC, LLC[Workletter]

and/or any of Landlord's or Tenant's real or personal property or equipment that is damaged, lost or destroyed in the course of or in connection with the performance of Subtenant's Work.
(d)    Insurance. Subtenant's contractors shall obtain and provide to Tenant and Landlord certificates evidencing workers' compensation, public liability, property damage, and with respect to contractors providing construction workmanship or materials, "Builder's All Risk" insurance in amounts and forms and with companies reasonably satisfactory to Landlord and Tenant and shall name each of Landlord and its agents (specifically including HCP Life Science REIT, Inc., HCP, Inc., CBRE, Inc., Project Management Advisors, Inc., and HCP BTC, LLC) and Tenant as additional insureds. All such policies of insurance must contain a provision that the company writing said policy will give Landlord and Tenant thirty (30) Calendar Days' prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. All insurance, except workers' compensation, maintained by Subtenant shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and noncontributing with the insurance required of Subtenant hereunder.
(e)    Rules and Regulations. Subtenant and Subtenant's contractors shall comply with Landlord's rules, regulations and requirements with respect to the performance of Subtenant's Work. Subtenant's agreement with Subtenant's contractors shall require each contractor to reasonably clean up, in accordance with industry standards applicable to construction projects at first-class buildings, the construction area to the extent that such cleanup is necessitated by the performance of Subtenant's Work. Commencing upon the execution of the Sublease, Subtenant shall hold regularly scheduled formal meetings with Architect and General Contractor regarding the progress of the preparation of Construction Documents and the construction of the Subtenant Improvements. Subtenant shall inform Landlord and Tenant of the time and location of such meetings and Landlord and Tenant shall have the right to attend any such meetings. Such meetings shall be held at 650 Gateway Boulevard, South San Francisco, California 94080, or at the Sublet Premises, but Subtenant shall also provide the option to participate in such meetings by phone. Subtenant shall provide customary meeting minutes of all such meetings to Landlord and Tenant.
(f)    Risk of Loss. All materials, work, installations and decorations of any nature brought onto or installed in the Building, by or at the direction of Subtenant or in connection with the performance of Subtenant's Work shall be at Subtenant's risk, and neither Landlord, Tenant nor any party acting on Landlord's or Tenant's behalf shall be responsible for any damage, loss or destruction thereof. Each of Subtenant's agents and contractors providing construction workmanship or materials (including the General Contractor, but excluding the Architect) shall warrant to Subtenant and for the benefit of Landlord and Tenant that the portion of the Subtenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion thereof. Each of Subtenant's agents and contractors providing construction workmanship or materials shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract if such contractor or subcontractor is notified that such work is defective within one (1) year after substantial completion of the work performed by such contractor or subcontractors. The

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-8-	HCP BTC, LLC[Workletter]

correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Subtenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Subtenant Improvements shall be contained in each of Subtenant's agent's contracts or subcontracts and shall be written such that such guarantees or warranties shall inure to the benefit of Landlord, Tenant, and Subtenant, as their respective interests may appear, and can be directly enforced by any of them. Subtenant covenants to give to Landlord and Tenant, as applicable, any commercially reasonable assignment or other commercially reasonable assurances which may be necessary to effect such right of direct enforcement.
(g)    Condition of Subtenant's Work. All work performed by Subtenant shall be performed in a good and workmanlike manner, shall be free from defects in design, materials and workmanship, and shall be completed in compliance with the Approved Plans in all material respects and in compliance with all applicable governmental laws, ordinances, codes and regulations in force at the time such work is completed. Without limiting the generality of the foregoing, Subtenant shall be responsible for compliance of all Subtenant Improvements designed and constructed by Subtenant with the requirements of the Americans with Disabilities Act and all similar or related requirements pertaining to access by persons with disabilities. Landlord and Tenant shall each have the right to inspect the Subtenant Improvements subject to the terms of Section 16.1 of the Lease, as incorporated into the Sublease, provided however, that Landlord's or Tenant's failure to inspect the Subtenant Improvements shall in no event constitute a waiver of any of Landlord's or Tenant's rights hereunder nor shall Landlord's or Tenant's inspection of the Subtenant Improvements constitute Landlord's or Tenant's approval of the same. Should Landlord disapprove any portion of the Subtenant Improvements, Landlord shall notify Tenant (or, at Landlord's option, Landlord may directly notify Subtenant) in writing of such disapproval and shall specify the items disapproved. Should Tenant disapprove any portion of the Subtenant Improvements, or should Tenant receive notice of Landlord's disapproval pursuant to the previous sentence, Tenant shall notify Subtenant (on behalf of Landlord and/or Tenant, as applicable) in writing of such disapproval and shall specify the items disapproved. Notwithstanding anything to the contrary herein, however, Landlord and Tenant shall have the right to disapprove of the Subtenant Improvements only to the extent the Subtenant Improvements (i) do not materially comply with the Approved Plans, (ii) do not comply with applicable laws, rules or regulations, or (iii) were not completed in a good and workmanlike manner (any such notice, the "Disapproval Notice"). Following the receipt of a valid Disapproval Notice, Subtenant shall rectify such matters set forth in the Disapproval Notice meeting the above criteria at no expense to Landlord or Tenant, provided however, that should Subtenant fail to rectify such matters within thirty (30) Calendar Days following the receipt of a valid Disapproval Notice, then Landlord or Tenant may take such action as Landlord or Tenant deem reasonably necessary, at Subtenant's expense and without incurring any liability on Landlord's or Tenant's part, to correct such matters, including, without limitation, causing the cessation of performance of the construction of the Subtenant Improvements until such time as such matters are corrected.

6.    [Intentionally Deleted].

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-9-	HCP BTC, LLC[Workletter]

7.    Disbursement of Master Lease Allowance. Landlord and Tenant acknowledge and agree that the remaining Master Lease Allowance (which the parties agree is an amount equal to $2,204,830.49 as of the date hereof) may be used for improvements in the Sublet Premises, including the Subtenant Improvements, in accordance with the terms of the Lease. Tenant shall have the right to receive reimbursement directly from Landlord (as opposed to Landlord directly paying Subtenant or any applicable contractors, subcontractors, materialmen or agents of Tenant or Subtenant) for funds actually disbursed by Tenant to Subtenant for the Cost of Improvement (as defined in the Lease) incurred in connection with the Subtenant Improvements and otherwise subject to, and in accordance with, the requirements of the Lease, up to the remaining amount of the Master Lease Allowance.
8.    Removable Property. Section 11.2 of the Original Lease shall apply with respect to Subtenant's rights and obligations with respect to the removal of the Subtenant Improvements and restoration of the Sublet Premises. Notwithstanding the foregoing, Subtenant shall not be required to remove Subtenant's Security System from the Sublet Premises upon expiration or earlier termination of the Sublease. Subtenant's Security System shall be surrendered to Landlord in the condition required for such surrender set forth in the Lease. Subtenant shall not be obligated to install or construct any Subtenant Improvements on the second (2nd) floor of the Sublet Premises; provided, however, that if construction of any Subtenant Improvements on the second (2nd) floor of the Sublet Premises is commenced (excluding any Subtenant Improvements that are on or within the second (2nd) floor of the Sublet Premises, but required solely in connection with, or otherwise relate to, Subtenant Improvements on other floors of the Sublet Premises, such as HVAC or electrical work), such Subtenant Improvements shall be diligently pursued to completion. For the avoidance of doubt, the foregoing shall not limit Tenant's (or Subtenant's) obligations on the second (2nd) floor of the Sublet Premises with respect to repair, maintenance, compliance with laws and similar obligations under the Lease (and Sublease).
9.    Notice of Completion. Within ten (10) Calendar Days after the final completion of construction of the Subtenant Improvements, including, without limitation, the completion of any punch list items, Subtenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Mateo in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord and Tenant upon such recordation. If Subtenant fails to do so, either Landlord or Tenant may execute and file the same on behalf of Subtenant as Subtenant's agent for such purpose, at Subtenant's sole cost and expense.
10.    No Agency. Nothing contained in this Workletter shall make or constitute Subtenant as the agent of Landlord or Tenant. Nothing contained in this Workletter shall make or constitute Tenant as the agent of Landlord.
11.    Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Paragraph 5(c) of this Workletter shall survive the termination of the Lease, Sublease, and Consent with respect to matters occurring prior to expiration of the Lease, Sublease or Consent, as the case may be.

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-10-	HCP BTC, LLC[Workletter]

12.    Time Is Of Essence. Time is of essence in respect of each and every term, covenant and condition of this Workletter.
13.    Miscellaneous. All references in this Workletter to a number of days shall be construed to refer to Calendar Days, unless otherwise specified herein.
[SIGNATURES ARE ON NEXT PAGE]

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-11-	HCP BTC, LLC[Workletter]

IN WITNESS WHEREOF, the parties have executed this Workletter concurrently with and as of the date of the Consent.

LANDLORD:	HCP BTC, LLC, a Delaware limited liability company By: HCP Estates USA Inc., a Delaware corporation By: /s/ Jonathan Mr. Bergschneider Jonathan M. Bergschneider Executive Vice President
TENANT:	AMGEN INC., a Delaware corporation By: /s/ David Meline Name: David Meline Its: Executive Vice President and Chief Financial Officer
SUBTENANT:	PROTHENA BIOSCIENCES INC, a Delaware corporation By: /s/ Tran Nguyen Name: Tran Nguyen Its: CFO By: /s/ A. W. Homan Name: A. W. Homan Its: CLO & Secretary

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-12-	HCP BTC, LLC[Workletter]

Schedule l to Workletter
SUBTENANT IMPROVEMENTS DESCRIPTION
The "Subtenant Improvements" as defined in the Workletter to which this Schedule 1 is attached and in the Workletter described therein shall include, but not necessarily be limited to, the following:
All tenant construction, fixtures, furnishings, etc. to support tenant operations, including, without limitation, use space, offices, lobbies, circulation, restrooms, and all other features, including security systems, not specifically identified as being part of the Warm Shell Condition described in Exhibit C attached to the Sublease.
"Subtenant Improvements" shall not include the design and/or construction of infrastructure, landscaping or other site improvements unless specifically requested by Subtenant or as a result of Subtenant Improvements or Subtenant's requested modifications to existing improvements.

751986.05/WLA 372423-00016/4-6-16/ctl/kmo	-1-	HCP BTC, LLC[Workletter]